Exhibit 99.1

8400 E. Crescent Parkway, Suite 600 Greenwood Village, Colorado 80111 (303) 784-5350 www.gatossilver.com

Gatos Silver Reports Third Quarter 2021 Performance

Denver, CO — November 8, 2021 — Gatos Silver, Inc. (NYSE/TSX: GATO) (“Gatos Silver” or the “Company”) today reported third quarter 2021 (“Q3”) operational and financial results.

Key Highlights:

•	Achieved record processing throughput of 234,054 tonnes, averaging 2,544 tonnes per day (“tpd”) exceeding the 2,500 tpd design capacity at its 70%-owned Cerro Los Gatos (“CLG”) mine;

•	Achieved strong metal recoveries at CLG with silver recovery averaging 89%, lead recovery averaging 91% and zinc recovery averaging 74%;

•	Continued effective COVID-19 prevention management;

•	Together with our Los Gatos Joint Venture (“LGJV”) partner, implemented physical and mental health initiatives in the community and continued community infrastructure support to secure our current strong foundation for solid operating performance and community engagement for many years to come;

•	Raised gross proceeds of $133 million in a follow-on public offering and secured a $50 million revolving credit facility; and

•	Retired the LGJV Term Loan on July 26, 2021, of which Gatos Silver’s attributable portion and related costs was $155.9 million.

Gatos Silver

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Amounts in millions*	2021	2020	2021	2020
Exploration expenses	$0.5	$0.1	$1.4	$0.5
G&A expenses	6.0	2.0	14.0	4.4
Operating expense	6.5	2.1	15.4	4.9
Equity income (loss) in LGJV	1.6	3.4	22.6	(18.1)
LGJV Term Loan closing fee	(10.0)	-	(10.0)	-
Other loss	(0.1)	(0.9)	(0.3)	(3.2)
Net other income (expense)	(8.5)	2.5	12.3	(21.3)
Net income (loss)	($15.0)	$0.4	($3.1)	($26.2)
Net income (loss) per share	($0.22)	$0.01	($0.05)	($0.65)

*2020 amounts exclude results of discontinued operations

Net loss for Q3 was ($15) million, or ($0.22) per share, compared to net income of $0.4 million, or $0.01 per share, in the third quarter of 2020. The decrease in net income was primarily due to non-recurring items including the LGJV Term Loan closing fee, accelerated expensing of LGJV Term Loan origination costs and severance costs, as well as higher public company costs related to increased compensation, insurance, and consulting expenses.

Net loss for the nine months ended September 30, 2021, was ($3.1) million, or ($0.05) per share, compared to a net loss of ($26.2) million, or ($0.65) per share, for the nine months ended September 30, 2020. The net loss decrease was primarily due to substantial improvement in the profitability of the LGJV in the three-months ended June 30, 2021, partially offset by the LGJV Term Loan closing fee, accelerated expensing of LGJV Term Loan origination costs and higher public company costs.

The Company completed a follow-on public offering on July 19, 2021, resulting in net proceeds to Gatos Silver of $118.1 million. Gatos Silver also secured a $50 million revolving credit facility (“RCF”) with an accordion feature allowing up to $100 million to be drawn. The RCF provides the Company with additional financial flexibility and was consummated based on Gatos Silver’s high-quality asset portfolio. As of September 30, 2021, $13 million was outstanding under the RCF.

On July 26, 2021, the offering proceeds, together with a $13 million draw on the RCF and cash on hand, were used to extinguish the Company’s $155.9 million portion of the LGJV’s Term Loan and related costs. At September 30, 2021, cash and cash equivalents were approximately $12.4 million and Gatos Silver is net debt free with total liquidity in excess of $50 million.

Stephen Orr, the Company’s Chief Executive Officer, stated: “We are pleased with Gatos Silver’s accomplishments in Q3. As previously communicated, 2021 is a year of optimization and CLG is continuing to achieve record mine and plant throughput with above-design metal recoveries. Additionally, after a successful $133 million follow-on offering and subsequent LGJV debt repayment, we improved our financial flexibility, resulting in Gatos Silver and the LGJV becoming net debt free. The debt repayment has enhanced our ability to fund optimization initiatives with CLG cash flow to enhance long-term value for our shareholders.”

Dale Andres, the Company’s President, added: “As the Company commemorates the first anniversary of its initial public offering, it is important to recognize the incredible progress achieved to-date. Despite significant challenges caused by the COVID-19 pandemic, the LGJV, its partners and community stakeholders have built an incredible foundation to create sustainable value and prosperity for many years to come.”

Los Gatos Joint Venture

	Three Months Ended		Nine Months Ended
Financial	September 30,		September 30,
Amounts in millions	2021	2020	2021	2020
Sales	$57.0	$44.0	$178.3	$81.2
Operating expenses	45.3	32.4	123.1	90.5
Other expenses	6.2	3.8	13.5	21.3
Net income (loss)	$5.5	$7.8	$41.7	($30.6)

LGJV sales for the three and nine months ended September 30, 2021, were $57.0 million and $178.3 million, respectively. These sales, compared to the same periods in 2020, increased primarily as a result of higher metals prices, higher production and the two-month Mexican government mandated suspension of all non-essential operations during April and May 2020.

Operating expenses for the three and nine months ended September 30, 2021, were $45.3 million and $123.1 million, respectively. Operating expenses increased in 2021, compared to the same periods in 2020, primarily due to higher 2021 production, higher mining and dewatering costs, higher compensation and increased royalty expenses resulting from higher sales.

Other expenses increased to $6.2 million for the three months ended September 30, 2021, compared to $3.8 million, for the same period in 2020, primarily due to accelerated expense recognition of Term Loan origination costs due to debt extinguishment, partially offset by lower interest expense and arrangement fees associated with the Term Loan. Other expenses decreased to $13.5 million for the nine months ended September 30, 2021, compared to $21.3 million, for the same period in 2020, due to lower interest expense, lower arrangement fees associated with the Term Loan and a higher foreign exchange gain, partially offset by accelerated expense recognition of Term Loan origination costs due to debt extinguishment.

CLG Production (100% Basis)	Q3 2021	Q2 2021	Q1 2021	2021 YTD	2020 FY
Tonnes mined (wmt - unreconciled)	242,899	240,047	209,832	692,778	652,739
Tonnes milled (dmt - reconciled)	234,054	230,656	203,479	668,189	667,422
Tonnes milled per day (dmt)	2,544	2,535	2,261	2,448	1,829
Average Grades
Silver grade (g/t)	256	322	261	282	229
Gold grade (g/t)	0.30	0.35	0.32	0.32	0.42
Lead grade (%)	2.35	2.51	2	2.30	2.27
Zinc grade (%)	4.10	4.41	3.24	3.95	3.64
Contained Metal
Silver ounces (millions)	1.7	2.1	1.5	5.3	4.2
Gold ounces - in lead conc. (thousands)	1.3	1.5	1.1	3.9	4.9
Lead pounds - in lead conc. (millions)	10.8	11.2	7.6	29.6	27.4
Zinc pounds - in zinc conc. (millions)	13.5	14.5	8.7	36.7	34.2
Recoveries (combined lead and zinc conc.)
Silver	89%	89%	85%	88%	84%
Gold	63%	63%	60%	62%	62%
Lead	91%	90%	87%	90%	87%
Zinc	74%	75%	71%	74%	73%
Average realized price per silver ounce	$23.31	$26.18	$24.15	$24.03	$19.97
Average realized price per gold ounce	$1,776	$1,830	$1,812	$1,799	$1,709
Average realized price per lead pound	$0.99	$1.00	$0.93	$0.97	$0.83
Average realized price per zinc pound	$1.40	$1.33	$1.16	$1.29	$1.03

CLG achieved record above-design plant throughput during Q3 and continued to have strong recoveries in all payable metals. CLG’s Q3 revenue decreased from the second quarter 2021 primarily due to lower silver prices and lower mined grades. During October 2021, CLG has seen a dramatic improvement in its mined grades, averaging 316 g/t silver, 4.4% zinc and 2.6% lead, while achieving record plant throughout of 2,620 tonnes per day.

Gatos Silver continues to expect CLG’s 2021 silver production to be approximately 7.4 million silver ounces contained in concentrate, as disclosed in our Q3 production report. The Company expects annual zinc and lead production to be consistent with the lower range of previously communicated guidance. The Company expects 2021 CLG sustaining capital expenditures to be consistent with the previous guidance range of $65 - $75 million. As previously disclosed and notwithstanding the lower silver production compared to original annual guidance, cost performance has improved with all-in sustaining cost after by-product credits expected to be approximately $16.00 - $17.00/Ag oz for 2021, helped by higher by-product credits for zinc and lead.

(in thousands, except unit costs)	Q3 2021	Q2 2021	Q1 2021	2021 YTD
Expenses	$45,298	$42,312	$35,533	$123,141
Depreciation, depletion and amortization	(12,734)	(12,707)	(10,949)	(36,388)
Exploration[1]	(1,595)	(1,261)	(649)	(3,505)
Treatment and refining costs[2]	3,596	6,142	6,635	16,372
Cash costs	$34,565	$34,486	$30,570	$99,620
Sustaining capital	21,180	18,431	12,216	51,864
All-in sustaining costs	$55,745	$52,917	$42,786	$151,484
By-product credits[3]	(28,780)	(29,068)	(16,879)	(73,402)
All-in sustaining costs, net of by-product credits	$26,965	$23,849	$25,907	$78,082
Cash costs, net of by-product credits	$5,785	$5,418	$13,691	$26,218

Payable ounces of silver equivalent[4]	2,849	2,998	2,010	7,837
Co-product cash cost per ounce of payable silver equivalent	$12.13	$11.50	$15.21	$12.71
Co-product all-in sustaining cost per ounce of payable silver equivalent	$19.57	$17.65	$21.29	$19.33

Payable ounces of silver	1,614	1,888	1,311	4,782
By-product cash cost per ounce of payable silver	$3.58	$2.87	$10.44	$5.48
By-product all-in sustaining cost per ounce of payable silver	$16.71	$12.63	$19.76	$16.33

1 Exploration costs are not related to current operations.

2 Represent reductions on customer invoices and included in Sales on the LGJV combined statement of income (loss).

3 By-product credits reflect realized sales of zinc, lead and gold for the applicable period.

4 Silver equivalents utilize the average realized prices detailed in the CLG production table summarized above.

Community Engagement

During Q3, the LGJV remained active in its community support of sanitation and prevention protocols related to COVID-19. The LGJV continued to successfully control COVID-19 at the CLG project and local communities through proactive prevention and vaccination programs. All employees and contractors are PCR tested for COVID-19 prior to CLG site entry with those testing positive either placed in isolation or returned home. As of September 30, 2021, approximately 70% of the permanent workforce is either partially or fully vaccinated.

The LGJV continued its sponsorship of community social, mental and physical health initiatives. The LGJV and the local communities completed construction of a teacher’s home to attract elementary school educators, completed construction of a new water well for another local community near the LGJV, and continued construction on a community rehabilitative center near the medical clinic in San Jose del Sitio to enhance and restore functional ability for individuals with physical disabilities.

Financial Results Webcast and Conference Call

Gatos Silver will host a webcast and conference call to discuss its Q3 financial results on November 8, 2021, at 12:00 p.m. Eastern Time.

Conference Call Details:

To register for this conference call, please use this link: http://www.directeventreg.com/registration/event/4039244. After registering, a confirmation will be sent through email, including dial-in details and unique conference call codes for entry. Registration is open through the live call. To ensure you are connected for the full call we suggest registering a day in advance or at minimum 10 minutes before the start of the call.

Webcast Details:

Title: Gatos Silver Q3 2021 Earnings Call

URL: https://event.on24.com/wcc/r/3404487/E65F55441E0381E77C24D909CCF648E4

A replay of the webcast will be available following the conference call on the Company’s website, www.gatossilver.com.

About Gatos Silver

Gatos Silver is a silver dominant exploration, development and production company that discovered a new silver and zinc-rich mineral district in southern Chihuahua State, Mexico. To-date, 14 zones of mineralization have been defined within the district and all are characterized by silver-zinc-lead epithermal mineralization. More than 85% of the approximately 103,087-hectare mineral rights package has yet to be drilled, representing a highly prospective and underexplored district. As a 70%-owner of the LGJV, the Company recently built and commissioned its first operating mine and mineral processing plant at the LGJV’s Cerro Los Gatos deposit.

Forward-Looking Statements

This press release contains statements that constitute “forward looking information” and “forward-looking statements” within the meaning of U.S. and Canadian securities laws. All statements other than statements of historical facts contained in this press release, including statements regarding the expected average annual production are forward-looking statements. Forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors described in our filings with the U.S. Securities and Exchange Commission and Canadian securities commissions. Certain forward-looking statements are based on assumptions, qualifications and procedures which are set out only in the technical report entitled “Los Gatos Project, Chihuahua, Mexico,” dated July, 2020 with an effective date of July 1, 2020 (the “Los Gatos Technical Report”) filed with the U.S. Securities and Exchange Commission and Canadian securities commissions. Scientific and technical disclosures in this press release were approved by Philip Pyle, Vice President of Exploration and Chief Geologist of Gatos Silver who is a “Qualified Person,” as defined in National Instrument 43-101 – Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators. For a complete description of assumptions, qualifications and procedures associated with such information, reference should be made to the full text of the Los Gatos Technical Report. Gatos Silver expressly disclaims any obligation or undertaking to update the forward-looking statements contained in this press release to reflect any change in its expectations or any change in events, conditions, or circumstances on which such statements are based unless required to do so by applicable law. No assurance can be given that such future results will be achieved. Forward-looking statements speak only as of the date of this press release.

Investors and Media Contact

Adam Dubas
Chief Administrative Officer
investors@gatossilver.com
(303) 784-5350